April 9, 2001

Mr. Kevin D. McNeil
Executive Vice President
Global Capital Partners, Inc.
6000 Fairview Road Ste. 1410
Charlotte, N.C. 28210

Re: MoneyZone.com

Dear Kevin:

         This letter agreement amends and supercedes in its entirety that certain letter agreement between Global Capital Partners, Inc. and MoneyZone.com dated March 7, 2001 relating to the conversion of MoneyZone's 6% Convertible Debenture in the original principal amount of $2,500,000.

         The outstanding principal amount plus accrued and unpaid interest of the debenture at January 15, 2001 was $3,050,000, plus additional accrued and unpaid interest through February 28, 2001 was $21,559, resulting in total obligations under the debenture of $3,071,559. At March 1, 2001, Global Capital owed MoneyZone.com $600,000 for intercompany advances. Thus, the net amount due by MoneyZone to Global Capital at the date of this agreement is $2,471,559.

         Under the terms of the debenture, Global Capital, has the right to convert the total outstanding amount due under the debenture into MoneyZone.com common stock at 80% of the average lowest three closing prices during the 30 days prior to conversion. The conversion price is $.25 per share entitling Global Capital to 9,886,236 shares of MoneyZone common stock upon conversion.

         In lieu of issuing Global Capital 9,886,236 shares of MoneyZone common stock, MoneyZone and Global Capital have agreed that MoneyZone shall issue to Global Capital 8,448,990 shares of MoneyZone common stock and 100,000 shares of MoneyZone's Series A Preferred Stock (the terms of which are attached hereto as Exhibit A).

         If this letter accurately sets forth the terms of our agreement, please sign below and return one original document to me.

         Best regards,

                                          Accepted and agreed upon by:

         /s/ Randall F. Greene                   /s/ Kevin D. McNeil
         ------------------------------          -----------------------------
         Randall F. Greene                       Kevin D. McNeil
         President and CEO                       Executive Vice President
         MoneyZone.com                           Global Capital Partners, Inc.

         Date:  APRIL 9, 2001